Exhibit 10.1

SECOND AMENDMENT

TO

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), dated as of June 29, 2016, is between Mines Management, Inc., an Idaho corporation (the “Company”), and Glenn M. Dobbs (“Executive”).

W I T N E S S E T H  T H A T

WHEREAS, Executive and the Company are party to that certain Amended and Restated Employment Agreement, dated as of December 28, 2011, as amended on May 23, 2016 (the “Employment Agreement”), pursuant to which Executive is employed by the Company;

WHEREAS, the Company, Hecla Mining Company, a Delaware corporation (“Hecla”), and HL Idaho Corp., an Idaho corporation and wholly-owned subsidiary of Hecla (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of May 23, 2016 (as it may be amended from time to time, the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Hecla (the “Merger”);

WHEREAS, the closing of the Merger (the “Closing”) will result in a change in control of the Company, potentially triggering certain payments and benefits to Executive, which payments and benefits may be subject to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and which may result in certain 280G-related gross-up benefits pursuant to the terms and conditions of the Employment Agreement;

WHEREAS, Executive and the Company wish to amend the Employment Agreement to eliminate any 280G gross-up benefits that may otherwise be payable as a result of the Closing of the Merger and instead provide for Executive to receive payments only up to the maximum amount permitted without triggering adverse tax consequences under Code Sections 280G and its companion Code provisions; and

WHEREAS, Section 19 of the Employment Agreement permits the parties to amend the Employment Agreement by written instrument, and Employee and the Company now wish to amend the Employment Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.

AMENDMENT

1.             Section 8 of the Employment Agreement is hereby amended, effective immediately prior to and contingent upon the Closing of the Merger, by deleting the entirety of Section 8 and replacing it with the following:

“Section 8.         280G Cutback.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to the provision of this Section 8 (a “Payment”)) would cause Executive to be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive shall be required to reduce the amount of Payments to which he would otherwise be entitled to receive by the minimum amount necessary such that no portion of the Payments would be subject to the Excise Tax.  The reduction shall be accomplished by first reducing any continuation of health benefits provided by Section 7(c)(ii) hereof, and then by reducing any severance to which Executive may be entitled.  All determinations required to be made, including the amount of any required cutback, shall be made by a nationally recognized certified public accounting firm selected by the Company (the “Accounting Firm”).  The Accounting firm shall provide detailed supporting calculations both to the Company and to the Executive as soon as reasonably practicable upon completion of such calculations.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.”

2.             In the event the Merger Agreement is terminated for any reason without consummation of the Merger, this Amendment shall be null and void.

3.             Except for the above amendments, the Employment Agreement shall be unamended and shall continue in full force and effect.

4.             This Amendment may be executed in counterparts.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF,  the parties have executed this Amendment as of the day and year first above written.

MINES MANAGEMENT, INC.

By:	/s/ Nicole Altenburg
Name: Nicole Altenburg
Title: Principal Financial Officer

EXECUTIVE

/s/ Glenn M. Dobbs
Glenn M. Dobbs